Exhibit 10.4

Akesis Pharmaceuticals, Inc.

October 2, 2006

Jay Lichter

[Address]

Re:	Offer of Employment with Akesis Pharmaceuticals, Inc.

Dear Jay:

On behalf of Akesis Pharmaceuticals, Inc., a Nevada corporation (the “Company”), I am pleased to invite you to join the Company as its Chief Executive Officer and a member of the Company’s Board of Directors. In this position, you will be expected to devote sufficient business time, attention and energies to perform your duties with the Company, recognizing that you have other business activities not involving the Company; provided, however, that any such other business activities shall be approved by the Board of Directors of the Company. The effective date of your employment will be October 2, 2006, or such other date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

Compensation.

2. Subject to the provisions below, the Company will pay you a salary at the rate of $1,200 per month payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

3. Stock Option. Subject to approval by the Company’s Board of Directors, which the Company agrees to seek as promptly as possible after the date of this letter, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock at an exercise price per share equal to the ten-day trailing average closing price of the Company’s Common Stock as reported on the Over-The-Counter Bulletin Board on the date the options are granted. One thirty-sixth (1/36th) of the shares subject to your option will vest each month following the effective date of your employment, subject to your continued employment with the Company on any such date. In addition, in the event of a Change of Control of the Company, then you shall fully vest in and have the right to exercise the option as to all of the 500,000 shares of Common Stock, including shares of Common Stock as to which you would not otherwise be vested or exercisable.

(a) For purposes herein, “Change of Control” means the occurrence of any of the following events: (i) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (iii) the consummation of the sale or disposition by the Company for aggregate gross proceeds to the Company of no less than $50,000,000 of (a) one of the two issued RX patents held by the Company as of the date hereof, or (b) the pending RX patent held by the Company as of the date hereof, as approved by the Company’s board of directors.

4. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time. The Company does not currently grant any benefits. You will not be required to receive Company health insurance benefits or participate in any Company-sponsored health insurance plan without your prior written consent.

5. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

6. Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required to complete, sign and return the Company’s standard form of employee proprietary information agreement (the “EPIA”).

7. Parachute Payments. If any payment or benefit you would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of the stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock options (i.e., earliest granted stock option cancelled last) unless you elect in writing a different order for cancellation.

8. General. This offer letter, the EPIA and the stock option agreement (if approved by the Board of Directors) covering the grant described in paragraph 3, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the EPIA and the stock option agreement, the terms and provisions of the EPIA and the stock option agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. California law will govern this offer letter.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me, along with your completed and signed EPIA.

Sincerely,

Akesis Pharmaceuticals, Inc.

By:	/s/ Kevin Kinsella
Kevin Kinsella, Director

AGREED TO AND ACCEPTED:

“Employee”

/s/ Jay Lichter
Jay Lichter